EXHIBIT 23.1


INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in Registration Statement No. 33-80834 of Cendant Corporation on Form S-8 of our report dated July 2, 1998, appearing in this Annual Report on Form 11-K of Cendant Membership Services, Inc. Savings Incentive Plan (formerly Savings Incentive Plan of CUC International Inc.), for the year ended December 31, 1997.




/s/  Deloitte & Touche LLP
Parsippany, New Jersey
July 10, 1998